Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 21, 2022, with respect to the financial statements of Talcott Resolution Life Insurance Company Separate Account Eleven, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2023